Exhibit 99.1

FOR IMMEDIATE RELEASE: August 4, 2005	PR05-15
CANYON RESOURCES ELECTS NOT TO EXERCISE HYCROFT OPTION
     Golden, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, announced today that it will not be exercising its option to acquire the Hycroft mine near Winnemucca, Nevada. In January 2005, Canyon entered into an option agreement with Vista Gold Corp. (TSE & AMEX: VGZ) whereby the Company committed to expend $0.5 million for drilling, engineering and due-diligence review over a six month period ending August 20, 2005, to acquire the mine for $4.0 million in cash plus $6.0 million in Canyon equity units consisting of one common share and one warrant for half a share. Canyon has completed its work commitment under the option agreement.
     “The results of this project review, when combined with cost of acquisition, do not meet the project investment criteria of Canyon at this time. The effects of increased cost of fuel, tires, supplies, and shortages of large scale mining equipment units and personnel are contributing factors to this decision. The management and Board of Canyon are focused on creating shareholder value and as such will focus on projects that meet this requirement. Canyon will continue to pursue a strategy of growth through acquisition and development of our internal asset base, as well as the pursuit of our Montana takings claim,” states James Hesketh, President & CEO.
     Canyon’s Hycroft work program, on which $0.6 million was expended, included drilling 33 holes totaling 12,475 feet, which confirmed average grades for the orebody. Detailed due diligence, engineering and cost estimation were conducted by a team of highly experienced consultants including Ore Reserves Engineering of Lakewood, Colorado for resource modeling; WLR Consulting of Lakewood, Colorado for reserves, mine engineering and costing; Kappes Cassidy of Reno, Nevada for plant costing and metallurgy; SRK of Reno, Nevada for permit and environmental review; and SRK of Littleton, Colorado for cash flow model review. Contract mining, leach pad engineering and equipment proposals were received from a number of companies and vendors. This work culminated in the development of feasibility study level operating plans and cost estimates, which were used as the basis for this decision.
Actual results may differ materially from any forward-looking statement whether expressed or implied in this news release. The following risks and uncertainties which could cause actual results to vary include, but are not limited to speculative nature of mineral exploration, precious metal prices, production and reserve estimates, production costs, cash flows, environmental and governmental regulations, availability of financing, judicial proceedings and force majeure events and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to control or predict.
FOR FURTHER INFORMATION, CONTACT:
James Hesketh, President & CEO, (303) 278-8464
Gary Huber, VP Finance and Corporate Development, (303) 278-8464
www.canyonresources.com

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